EXHIBIT 99.10
CONSENT OF STIKEMAN ELLIOTT LLP
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated October 20, 2010 to the prospectus dated December 17, 2009 issued pursuant to Registration Statement No. 333-162531 of Export Development Canada.

/s/ Stikeman Elliot LLP
Stikeman Elliott LLP

October 26, 2010